EXHIBIT 11.1


                             INFONAUTICS, INC.
                     Computation of Earnings Per Share


                                  THREE MONTHS ENDED      NINE MONTHS ENDED
                                      SEPTEMBER 30,           SEPTEMBER 30,
                                    1997          1996            1997            1996
Net loss applicable to
   common shares               $(3,897,800)   $(3,421,600)    $(13,262,800)   $(9,039,000)
                               ------------   ------------    -------------   ------------
Weighted average number
   of shares
  outstanding
   during the period             9,491,600      9,486,800        9,491,600      7,032,000
Incremental shares
   calculated per
   SAB Topic 4:D                    --             --                --           932,800
                               ------------   ------------    -------------   ------------
Total weighted average
   number of common and
   equivalent shares
   outstanding                   9,491,600      9,486,800        9,491,600      7,964,800
                               ------------   ------------   --------------   ------------
Net loss per common
   equivalent share (1)        $      (.41)   $      (.36)   $       (1.40)   $     (1.13)
                               ------------   ------------   --------------   ------------


(1)Fully diluted net loss per share has not been presented separately, as the
amounts   would not be materially different from primary net loss per share.









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